                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             WHITTAKER CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                         LOGO OF WHITTAKER CORPORATION

Whittaker Corporation . 1955 N. Surveyor Avenue . Simi Valley . California 93063

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD MARCH 22, 1996

    The Annual Meeting of Stockholders of Whittaker Corporation will be held at the Ronald Reagan Presidential Library, 40 Presidential Drive, Simi Valley, California on Friday, March 22, 1996 at 10:00 A.M., for the following purposes:

       1) To elect Joseph F. Alibrandi as a director to serve for a term of three years;

       2) To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending October 31, 1996; and

       3) To consider and act upon such other business as properly may come before the meeting.

    The Board of Directors has fixed the close of business on January 26, 1996 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, said meeting.

    All stockholders are cordially invited to attend the meeting in person. TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and will avoid added solicitation costs.

                                        By Order of the Board of Directors



                                                   RICHARD LEVIN
                                                     Secretary

Los Angeles, California
February 15, 1996

                         LOGO OF WHITTAKER CORPORATION

Whittaker Corporation . 1955 N. Surveyor Avenue . Simi Valley . California 93063

                                PROXY STATEMENT

                ANNUAL MEETING OF STOCKHOLDERS, MARCH 22, 1996

                      SOLICITATION OF PROXIES AND VOTING

    The accompanying proxy is solicited on behalf of the Board of Directors of Whittaker Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on March 22, 1996 and at any and all adjournments thereof. It is anticipated that such proxy, together with this Proxy Statement, will be first transmitted to the Company's stockholders on or about February 15, 1996.

    All shares represented by each properly executed, unrevoked proxy received in time for the meeting will be voted as specified therein, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. Any proxy given may be revoked at any time prior to its exercise by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

    Provided that a quorum is present, the affirmative vote of not less than a majority of the total voting power of the Company's Common Stock, present in person or by proxy at the meeting and entitled to vote on the subject matter, is required for approval of each of the matters submitted for stockholder approval in the accompanying proxy.

    Votes cast in person or by proxy at the meeting will be tabulated by the inspector of elections appointed for the meeting. In accordance with Delaware law, abstentions and "broker non-votes" (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

    In addition to use of the mails, proxies may be solicited, in person and by telephone, by regular employees of the Company, who will not receive any additional compensation for such solicitation. The Company has also engaged Georgeson & Company Inc. to assist in the solicitation of proxies. This firm will be paid a fee of $4,500 and will be reimbursed for expenses incurred in connection with such engagement. The cost of solicitation of proxies will be borne by the Company.

February 15, 1996

                EQUITY SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Stockholders of record at the close of business on January 26, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting of Stockholders to be held on March 22, 1996. As of the Record Date, there were outstanding 9,046,489 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters expected to be presented at the Annual Meeting of Stockholders. Cumulative voting will not be in effect.

    Based on information available to it, the Company believes that the following persons held beneficial ownership of more than 5% of the outstanding shares of Common Stock as of the Record Date:

                                            AMOUNT AND
                                              NATURE         PERCENT OF
        NAME AND ADDRESS                   OF OWNERSHIP        CLASS
        ----------------                   ------------      ----------
        CS McKee & Co.                       828,500(1)         9.16%
        1 Gateway Center
        Pittsburgh, Pennsylvania 15222

        Pioneering Management Corporation    777,700(2)         8.60%
        60 State Street
        Boston, Massachusetts 02114

        Joseph F. Alibrandi                  684,955            7.57%
        c/o Whittaker Corporation
        1955 North Surveyor Avenue
        Simi Valley, California 93063

        Fidelity Management and              507,800(3)         5.61%
        Research Company
        82 Devonshire Street
        Boston, Massachusetts 02109

--------
(1) The holder discloses that it holds sole voting power as to 721,300 shares, and shared voting power as to 107,200 shares.

(2) The holder has advised the Company that it has sole voting power as to the shares reported, sole dispositive power as to 144,000 shares, and shared dispositive power as to 633,700 shares.

(3) The holder discloses that it holds sole voting power as to 47,100 shares, and non-voting power as to 460,700 shares.

    The following table sets forth, as of the Record Date except where another date is indicated below, certain information with respect to the beneficial ownership of the Company's equity securities for each of the Company's directors, executive officers, and directors and executive officers as a group.

                                                 AMOUNT AND NATURE      PERCENT
                          NAME OF BENEFICIAL       OF BENEFICIAL           OF
    TITLE OF CLASS               OWNER               OWNERSHIP          CLASS(1)
    --------------      ----------------------- -------------------     --------
COMMON STOCK            DIRECTORS
                        Joseph F. Alibrandi                 684,955       7.57%
                        Thomas A. Brancati                  309,886(2)    3.32%
                        George H. Benter, Jr.                 5,000(3)     (4)
                        Jack L. Hancock                       3,000(5)     (4)
                        Edward R. Muller                    140,385(6)    1.55%
                        Gregory T. Parkos                    10,000        (4)
                        Malcolm T. Stamper                    2,000(7)     (4)

                        EXECUTIVE OFFICERS
                        Thomas A. Brancati        (set forth above)
                        Jack C. Cannady                      39,292(8)     (4)
                        Richard Levin                        58,000(9)     (4)
                        John K. Otto                         21,770(10)    (4)
                        All Directors and
                        Executive Officers
                        as a Group (10 persons)           1,274,288(11)  13.46%

SERIES D PARTICIPATING
 CONVERTIBLE PREFERRED
 STOCK (12)
                        Joseph F. Alibrandi                  577.18        100%
                        All Directors and
                        Executive Officers
                        as a Group (10 persons)              577.18        100%

--------
(1) The number of outstanding stock options exercisable within 60 days of the Record Date held by any indicated person or group of persons are added to the shares of Common Stock actually outstanding as of the Record Date for the purpose of computing the percentage of outstanding shares owned by such person or such group of persons but not any other stockholder.

(2) Includes 298,085 shares issuable upon exercise of outstanding stock options exercisable within 60 days of the Record Date. Also includes 4,099 shares allocated to Mr. Brancati's account, as of December 31, 1995, under the Company's Partnership Plan.

(3) Includes 4,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of the Record Date.

(4) The number of shares shown as beneficially owned represents less than 1% of the outstanding shares.

(5) Includes 2,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of the Record Date.

(6) Includes 2,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of the Record Date. Mr. Muller shares voting power and investment power with respect to 138,385 shares of Common Stock.

(7) Represents 2,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of the Record Date.

(8) Includes 38,494 shares issuable upon exercise of outstanding stock options exercisable within 60 days of the Record Date. Also includes 798 shares allocated to Mr. Cannady's account, as of December 31, 1995, under the Company's Partnership Plan.

(9) Represents 58,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of the Record Date.

(10) Includes 16,913 shares issuable upon exercise of outstanding stock options exercisable within 60 days of the Record Date. Also includes 1,857 shares allocated to Mr. Otto's account, as of December 31, 1995, under the Company's Partnership Plan.

(11) Includes an aggregate of 421,492 shares issuable upon exercise of outstanding stock options exercisable within 60 days of the Record Date. Also includes, as of December 31, 1995, an aggregate of 6,754 shares allocated to the accounts of executive officers who participate in the Company's Partnership Plan. Directors of the Company do not participate in such plan.

(12) Each share of Series D Preferred Stock, in connection with a qualifying transfer, will be automatically converted into 326.531 shares of Common Stock. A qualifying transfer occurs upon, among other things, any transfer of Series D Preferred Stock to any third party who is not an affiliate or employee of the Company (both before and immediately after giving effect to such transfer) or pursuant to a transaction available to all holders of Common Stock, including any tender or exchange offer to purchase shares of Common Stock or open market transaction.

    The Company has no reason to believe that the officers and directors of the Company did not have sole voting power and sole investment power with respect to the foregoing securities, except (i) with respect to shares of Common Stock beneficially owned under the Company's Partnership Plan, pursuant to which the trustee has the power to vote shares but seeks each participant's direction on voting; and (ii) as to which beneficial ownership, voting power or investment power is disclaimed or shared as described in the footnotes set forth above.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is a classified board presently consisting of seven directors. Directors are divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors. Class I, Class II and Class III directors hold office for "staggered" terms which expire, respectively, in 1996, 1997 and 1998, in each case until their respective successors are elected at the annual meeting of stockholders to be held in each such year. Persons elected as directors are elected for a term of three years.

    Shares represented by the enclosed proxy are intended to be voted, unless authority is withheld, for the election of Joseph F. Alibrandi, who currently serves as a Class I director and who must therefore stand for election at the Annual Meeting of Stockholders to be held on March 22, 1996. Malcolm T. Stamper, who also serves as a Class I director, is retiring from the Board of Directors effective when his successor is appointed, and is therefore not standing for election. To the best of the Company's knowledge, Mr. Alibrandi is available to serve, and the other members of the Board of Directors named below who are not currently standing for election continue to be available to serve.

DIRECTORS

                                                                                   CLASS
                    NAME AND RECENT                                  DIRECTOR        OF
                  BUSINESS EXPERIENCE                        AGE      SINCE       DIRECTOR
                  -------------------                        ---     --------     --------
Joseph F. Alibrandi.                                         67        1970           I
Mr. Alibrandi was elected Chairman of the Board in 1985
 and was Chief Executive Officer from 1974 until Decem-
 ber 31, 1994. From 1970 until his election as Chairman
 of the Board of Whittaker, he served as President of
 the Company. He was elected President again in 1991
 and served in such capacity until 1993. Since 1991, he
 also has been Chairman of the Board of BioWhittaker,
 Inc. He was BioWhittaker's Chief Executive Officer
 from 1991 to 1992.
George H. Benter, Jr.                                        54        1989         III
Since 1992, Mr. Benter has been President and Chief
 Operating Officer of City National Bank. From 1991 until
 1992, he was Vice Chairman and Chief Credit Officer of
 Security Pacific Corporation (which merged in 1992
 with BankAmerica Corporation). From 1987 until 1991,
 he was Vice Chairman of Security Pacific National Bank
 (which merged in 1992 with Bank of America N.T.&S.A.),
 and held numerous other positions with Security
 Pacific prior to 1987. . + *
Thomas A. Brancati                                           60        1993         III
Mr. Brancati joined the Company in 1987 as President of
 its Whittaker
 Electronic Systems unit. In 1993, he was elected
 President and Chief Operating Officer of the Company.
 He became Chief Executive Officer of the Company in
 January 1995.
Jack L. Hancock                                              65        1993          II
Mr. Hancock retired from Pacific Bell as Executive Vice
 President, Marketing and Sales in 1993. He joined
 Pacific Bell in 1988 as Vice President for Systems
 Technology, was promoted in 1990 to Executive Vice
 President of the Product and Technology Support Group,
 a position he held until 1993. Mr. Hancock is a retired
 Major General of the United States Army. . + *
Edward R. Muller                                             43        1993          II
Since 1993, Mr. Muller has been President and Chief
 Executive Officer of Mission Energy Company. From 1992
 until 1993, he was the Company's Chief Financial Officer.
 He served as the Company's Chief Administrative Officer
 from 1988 until 1992. Mr. Muller was appointed General
 Counsel and elected Vice President and Secretary of the
 Company in 1985, and served in such capacities until 1993.
 From 1991 until 1993, Mr. Muller was also Vice President,
 General Counsel and Secretary of BioWhittaker, Inc.*

                                                                                CLASS
                    NAME AND RECENT                                DIRECTOR       OF
                  BUSINESS EXPERIENCE                       AGE     SINCE      DIRECTOR
                  -------------------                       ---    --------    --------
Gregory T. Parkos.                                          65       1984        III
Mr. Parkos joined the Company in 1979 and was elected a
 Vice President in 1980. He was named an Executive Vice
 President and elected to the Board of Directors in
 1984. He was President and Chief Operating Officer of
 the Company from 1985 until his retirement as an
 officer in 1991.
Malcolm T. Stamper.                                         70       1993          I
Since 1990, Mr. Stamper has been Chairman of the Board,
 Chief Executive Officer and Publisher of Storytellers
 Ink Publishing Co. From 1985 until his retirement in
 1990, he was Vice Chairman of The Boeing Company. He
 was Boeing's President from 1972 until 1985. .+

--------
 .  Member of the Audit Committee of the Board of Directors.
+  Member of the Compensation and Stock Option Committee of the Board of
   Directors.
* Member of the Nominating and Corporate Responsibility Committee of the Board of Directors.

    The directors serve on the boards of directors of other publicly held companies as follows: Mr. Alibrandi--BankAmerica Corporation, BioWhittaker, Inc., Burlington Northern Santa Fe Corp., Catellus Development Corporation and Jacobs Engineering Group Inc.; Mr. Benter--City National Bank and The Wet Seal, Inc.; Mr. Hancock--Union Bank; Mr. Muller--Oasis Residential, Inc.; and Mr. Stamper--Chrysler Corporation and Esterline Corporation.

    The Board of Directors held nine meetings during fiscal 1995. Attendance of the Company's directors at all Board and committee meetings during the year was 100%, with each director attending all of the meetings of the Board and committees on which he served. Directors are reimbursed for travel and other expenses related to attendance at Board and committee meetings.

    Directors who are executive officers receive no compensation for Board and committee services. Other directors (excluding Mr. Alibrandi) receive annual fees of $20,000 for serving on the Board of Directors, annual fees of $2,500 per committee for serving on various committees, and an additional fee of $750 per day for participation in meetings of the Board and its committees, except for telephonic meetings having a duration of less than 30 minutes. Mr. Alibrandi receives an annual fee of $30,000 for serving as Chairman of the Board, no annual fee for service on committees, and an additional fee of $1,500 per day for participation in meetings of the Board and its committees, except for telephonic meetings having a duration of less than 30 minutes. In addition, as Chairman of the Board, Mr. Alibrandi is paid $1,500 for each day that he devotes a substantial portion of his time to the business and affairs of the Company. Mr. Alibrandi's aggregate fees and other compensation during fiscal 1995 (which could not exceed $200,000) were $184,500. Mr. Alibrandi also is entitled to reimbursement for certain expenses.

    The Audit Committee, which met four times during fiscal 1995, reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditor, the scope of audit procedures, the nature of services to be performed for the Company by, and the fees to be paid to, the independent auditor, the performance of the Company's independent and internal auditors, and the accounting practices of the Company.

    The Compensation and Stock Option Committee, which met six times during fiscal 1995, has been delegated the functions of the Board with respect to the compensation of executive officers and the administration of the Company's stock based plans, including the granting of stock options and restricted stock.

    The Nominating and Corporate Responsibility Committee, which met twice during fiscal 1995, recommends nominees for election as directors at annual meetings of stockholders and to fill vacancies which may occur between annual meetings. The Committee considers as potential nominees persons recommended by stockholders. Recommendations should be submitted to the Committee in care of the Secretary of the Company. The Committee also considers various other matters pertaining to corporate responsibility.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

    Board Compensation Committee Report on Executive Compensation. The Compensation and Stock Option Committee (the "Committee") is composed entirely of outside directors. The Committee is responsible, among other things, for setting the compensation of executive officers, including any stock-based awards to executive officers under the Company's 1989 Long-Term Stock Incentive Plan. The current members of the Committee are Messrs. Benter, Hancock and Stamper.

    The Committee seeks to compensate executive officers to achieve the primary goal of the Company's stockholders: increased share value. Thus, a substantial portion of the cash compensation of each executive officer is contingent upon the Company's performance. Bonuses may, therefore, be substantial, may vary significantly for an individual from year to year, and may vary significantly among the executive officers. Another significant form of the compensation of executive officers is the granting of stock options to purchase the Company's Common Stock, which become exercisable upon the earlier to occur of (i) the attainment of designated average closing prices of the Company's Common Stock over five consecutive trading days, (ii) the expiration of five years following the date of grant, or (iii) certain changes in control of the Company. In the past, restricted stock grants also were a significant part of the compensation of some of the executive officers.

    For fiscal 1995, the Committee set salaries in December 1994. In recognition of Mr. Brancati's promotion to Chief Executive Officer of the Company and his performance during fiscal 1994, the Committee increased Mr. Brancati's base annual salary effective January 1, 1995. The salaries of the other executive officers were individually evaluated by the Committee, with the advice of Mr. Alibrandi and Mr. Brancati (except as to himself), in light of each individual's responsibilities for fiscal 1995 and performance during fiscal 1994.

    In December 1994, the Committee, with advice from Messrs. Alibrandi and Brancati, established targets and operating goals, the achievement of which would be considered in determining payments of bonuses to executive officers with respect to the Company's fiscal 1995 performance. Such targets and goals included the achievement of both financial results and operating objectives for the Company. For fiscal 1995, the Committee concluded that the targets and goals had been achieved and, in some instances, exceeded. Accordingly, in December 1995, the Committee approved cash bonuses for executive officers which were accrued during fiscal 1995. The bonuses were determined primarily based on the extent to which the previously established specific targets and goals, including certain operating results for the Company, were achieved. An individual's bonus generally reflected the Committee's evaluation, with the advice of Mr. Brancati (except with respect to himself), of the individual's performance during fiscal 1995 and the individual's contribution to achieving the targets for the year. The Committee met outside of Mr. Brancati's presence to evaluate his performance. Mr. Brancati's bonus reflected his increased responsibility during fiscal 1995 and his contribution to achieving the targets for the year.

    The Committee made grants of stock options to all executive officers of the Company during fiscal 1995 except Mr. Alibrandi, who had announced his retirement as Chief Executive Officer at the time the grants were made. The Committee made the grants, with the advice of Mr. Brancati (except as to himself), on the basis of each individual's performance and impact on the Company's results.

       GEORGE H. BENTER, JR.     JACK L. HANCOCK     MALCOLM T. STAMPER

    Compensation. The following table sets forth certain information concerning the annual and long-term compensation for services rendered in all capacities to the Company by each of the named executive officers for the fiscal years ended October 31, 1995, 1994 and 1993.

                          SUMMARY COMPENSATION TABLE

                                                                  LONG TERM COMPENSATION
                                                               -----------------------------
                                    ANNUAL COMPENSATION               AWARDS         PAYOUTS
                              -------------------------------- --------------------- -------
                                                        OTHER
         NAME                                          ANNUAL  RESTRICTED SECURITIES         ALL OTHER
          AND                                          COMPEN-   STOCK    UNDERLYING  LTIP    COMPEN-
       PRINCIPAL                                       SATION   AWARD(S)   OPTIONS   PAYOUTS  SATION
       POSITION          YEAR SALARY($)(1) BONUS($)(2)   ($)      ($)        (#)       ($)    ($)(3)
       ---------         ---- ------------ ----------- ------- ---------- ---------- ------- ---------
Thomas A. Brancati       1995   349,761      425,000     --       --       100,000     --      2,399
President, Chief Execu-  1994   255,750      350,000     --       --        50,000     --      4,620
 tive Officer and Chief  1993   194,300      244,000     --       --       125,000     --      3,373
 Operating Officer(4)
Joseph F. Alibrandi      1995    84,654          --      --       --           --      --        673
Chairman and Chief       1994   359,347      450,000     --       --           --      --      5,775
 Executive Officer(5)    1993   338,625          --      --       --        25,000     --      5,621
Richard Levin            1995   212,005      200,000     --       --        12,000     --      2,595
Vice President, Chief    1994    93,771       75,000     --       --        50,000     --        --
 Financial Officer and
 Secretary(6)
Jack C. Cannady          1995   185,386      155,000     --       --        12,000     --      3,708
Vice President(7)        1994   161,648      130,000     --       --         3,000     --      3,356
                         1993   158,323       73,000     --       --         9,000     --        --
John K. Otto             1995   110,926       45,000     --       --         4,000     --      4,254
Treasurer                1994   102,236       45,000     --       --         2,000     --      2,488
                         1993    96,328          --      --       --         3,000     --      3,727
Gordon J. Louttit        1995   140,900          --      --       --         6,000     --      4,013
Vice President(8)        1994   166,583       60,000     --       --         3,000     --      4,641
                         1993   157,770          --      --       --         5,000     --      4,684

--------
(1) Amounts represent cash compensation earned and received by executive officers.

(2) Amounts represent cash bonuses which were accrued during the fiscal year shown but paid subsequent to the end of such fiscal year.

(3) The amounts shown in this column constitute contributions by the Company under the Company's Partnership Plan, a defined contribution plan, for the benefit of the named executive officers.

(4) Mr. Brancati became Chief Executive Officer of the Company in January 1995.

(5) Mr. Alibrandi retired as Chief Executive Officer of the Company in December 1994.

(6) Mr. Levin joined the Company in May 1994, at which time he was appointed an executive officer.

(7) Mr. Cannady became an executive officer of the Company in June 1994.

(8) Mr. Louttit left the Company in August 1995.

    Option Grants. The following table sets forth certain information concerning grants of options to purchase shares of Common Stock made by the Company to the named executive officers during fiscal 1995.

                               INDIVIDUAL GRANTS
-------------------------------------------------------------------------------

                            NUMBER OF
                           SECURITIES    PERCENT OF TOTAL
                           UNDERLYING    OPTIONS GRANTED    EXERCISE              GRANT DATE
                         OPTIONS GRANTED TO EMPLOYEES IN     PRICE     EXPIRATION  PRESENT
          NAME               (#)(1)        FISCAL YEAR    ($/SHARE)(2)    DATE     VALUE(3)
          ----           --------------- ---------------- ------------ ---------- ----------
Thomas A. Brancati......     100,000(4)       18.64%        $19.563      1/1/2005 $1,140,494
Joseph F. Alibrandi.....         --             --              --            --         --
Richard Levin...........      12,000(5)        2.24%        $18.625    12/16/2004 $  130,301
Jack C. Cannady.........      12,000(5)        2.24%        $18.625    12/16/2004 $  130,301
John K. Otto............       4,000(5)         .75%        $18.625    12/16/2004 $   43,434
Gordon J. Louttit.......       6,000(6)        1.12%        $18.625    12/16/2004 $   65,150

--------
(1) The option price of each stock option which has been granted is not less than 100% of the market value of the Common Stock on the date of grant, and the term of each such option is 10 years, subject to earlier termination in certain events related to death, retirement or other termination of employment. Options become exercisable upon the earlier to occur of (i) the attainment of designated average closing prices of the Company's Common Stock over five consecutive trading days; (ii) the expiration of five years following the date of grant; or (iii) certain changes in control of the Company.

(2) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares and/or by offset of the underlying shares, subject to certain conditions.

(3) Based upon the Black-Scholes option valuation model. The actual value, if any, an executive officer may realize is based on the difference between the market price of the Company's Common Stock on the date of exercise and the exercise price. There is no assurance that the actual realized value will be at or near the value estimated by the Black-Scholes model. Assumptions under the Black-Scholes model are: expected volatility of 34.5%; risk-free rate of return of 5.82%; dividend yield of 0%; and time of exercise at 10 years. No adjustments have been made for non-transferability or risk of forfeiture.

(4) At October 31, 1995, one-third of such option was currently exercisable.

(5) At October 31, 1995, two-thirds of such option was currently exercisable.

(6) At October 31, 1995, two-thirds of such option had been exercised while the balance of the option had been terminated.

    Option Exercises and Fiscal Year-End Values. The following table sets forth certain information concerning (i) the exercise of options to purchase shares of Common Stock during fiscal 1995, and (ii) the aggregate number of shares of Common Stock subject to options outstanding as of October 31, 1995, with respect to options granted to the named executive officers under the Company's stock option plans.

                  AGGREGATED OPTION EXERCISES IN FISCAL YEAR
           ENDED OCTOBER 31, 1995 AND OCTOBER 31, 1995 OPTION VALUES

                                                            NUMBER OF
                                                            SECURITIES
                                                            UNDERLYING           VALUE OF
                                                           UNEXERCISED      UNEXERCISED IN-THE-
                                                            OPTIONS AT       MONEY OPTIONS AT
                                                           OCTOBER 31,          OCTOBER 31,
                                                             1995 (#)            1995 (1)
                                                          --------------    -------------------
                         SHARES ACQUIRED      VALUED       EXERCISABLE/        EXERCISABLE/
          NAME           ON EXERCISE (#)     REALIZED     UNEXERCISABLE        UNEXERCISABLE
          ----           ---------------    ----------    --------------    -------------------
Thomas A. Brancati......         --                --     298,085/66,667    $ 2,199,203/$20,800
Joseph F. Alibrandi.....     113,315(2)     $1,790,978    651,934/     0    $10,701,590/      0
Richard Levin...........         --                --      58,000/ 4,000    $   260,000/$ 5,000
Jack C. Cannady.........         --                --      38,494/ 4,000    $   304,700/$ 5,000
John K. Otto............         --                --      16,913/ 1,334    $   169,042/$ 1,668
Gordon J. Louttit.......      10,000        $   69,831          0/     0              0/      0

--------

(1) Based on the difference between the market price of the Company's Common Stock on October 31, 1995 and the exercise price.

(2) Mr. Alibrandi used 22,632 previously owned shares to pay the exercise price, and he requested that the Company withhold 32,276 shares resulting from the exercise to satisfy tax withholding obligations. Accordingly, Mr. Alibrandi's net increase in share ownership resulting from the exercise was 58,407 shares.

  Company Performance. The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 Composite Index, the Dow Jones Aerospace and Defense Technology Sector Index, and the Dow Jones Diversified Technology Sector Index.

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
  AMONG WHITTAKER CORPORATION, S&P 500 INDEX, DOW JONES AEROSPACE AND DEFENSE
                    AND DOW JONES DIVERSIFIED TECHNOLOGY**

                        PERFORMANCE GRAPH APPEARS HERE

                                                               Dow Jones   Dow Jones
Measurement Period                 Whittaker       S&P         Aerospace   Diversified
(Fiscal Year Covered)              Corporation     500 INDEX   & Defense   Technology**
--------------------               -----------     ---------   ----------  ------------
Measurement Pt- 1990               $100           $100         $100        $100
FYE 1991                           $283.87        $133.51      $130.68     $126.52
FYE 1992                           $223.42        $146.83      $122.01     $140.00
FYE 1993                           $254.99        $168.78      $162.88     $163.54
FYE 1994                           $356.99        $175.31      $195.36     $180.96
FYE 1995                           $386.13        $221.67      $297.99     $222.27




 * Assumes that the value of the investment in the Company's Common Stock and each index was $100 on October 31, 1990 and that all dividends, other than the extraordinary distribution described below, were reinvested. The Company has made an extraordinary distribution to stockholders of one share of BioWhittaker, Inc. Common Stock for each share of the Company's Common Stock in connection with the Company's 1991 spin off of its biotechnology business. Such distribution is calculated in the Company's cumulative total return consistently with the methodology employed by Standard and Poor's Corporation and Dow Jones & Company, Inc. in calculating cumulative total return when a similar distribution is made by companies included in the S&P 500 Composite Index and Dow Jones indices.

** The Company has historically used the Dow Jones Aerospace and Defense
   Technology Sector Index for performance comparison purposes. With the Company's recent expansion into the data networking and communications markets, however, the Company believes that the Dow Jones Diversified Technology Sector Index, which includes a broad range of technology sector companies (including aerospace and defense as well as communications companies), is more closely aligned with the Company's present businesses than is the Dow Jones Aerospace and Defense Technology Sector Index. Accordingly, the Company intends, for future performance comparison purposes, to substitute the Dow Jones Diversified Technology Sector Index for the Dow Jones Aerospace and Defense Technology Sector Index.

    Employees' Pension Plan. The Company maintains the Employees' Pension Plan for the benefit of all eligible employees, including executive officers. Directors of the Company who are not also employees do not participate in the Employees' Pension Plan. The Employees' Pension Plan is a tax-qualified, Company funded plan subject to the provisions of the Employee Retirement Income Security Act of 1974. Company contributions to the Employees' Pension Plan are actuarially determined, and benefits are computed based upon years of service and remuneration. As a result of an amendment to the Employee's Pension Plan, effective October 31, 1994 benefits were "frozen" for all participants in the plan: adjustments for changes in credited years of service ceased on October 31, 1994, and adjustments for changes in remuneration ceased on December 31, 1994.

    The Internal Revenue Code (the "Code") limits the annual benefits which may be paid from a tax-qualified retirement plan. The Company has adopted various supplemental plans for the benefit of executive officers which authorize the payment of benefits in excess of the limits imposed by the Code. Under such plans, aggregate pension benefits for executive officers are equal to the excess of (i) the annual benefits which would be payable pursuant to the Employees' Pension Plan without regard to the limitations under the Code or to a formula change under the Employees' Pension Plan which took effect on January 1, 1989; over (ii) the amounts actually payable under the Employees' Pension Plan.

    The following table shows, except with respect to Messrs. Alibrandi and Louttit, the estimated annual benefits payable under the Employees' Pension Plan and the supplemental plans to executive officers upon retirement at age 65, giving effect to the freeze in benefits described above.

                                          YEARS OF SERVICE
                          ----------------------------------------------------------------
      REMUNERATION           5                 10                 15                 20
      ------------        -------           --------           --------           --------
        $100,000          $ 9,020           $ 18,040           $ 27,060           $ 36,080
         200,000           19,020             38,040             57,060             76,080
         300,000           29,020             58,040             87,060            116,080
         400,000           39,020             78,040            117,060            156,080
         500,000           49,020             98,040            147,060            196,080
         600,000           59,020            118,040            177,060            236,080
         700,000           69,020            138,040            207,060            276,080

    The compensation upon which annual benefits is based for all participants in the Employees' Pension Plan is the average of the highest annual cash compensation paid during five consecutive years within the final ten years of employment. For this purpose cash compensation includes salary and bonus but does not include the auto allowance component of salary or any compensation earned after December 31, 1994.

    Messrs. Brancati, Levin, Cannady and Otto have approximately 7, 0, 3 and 11 credited years of service under the Employees' Pension Plan, respectively. Retirement benefits are computed on a straight-life annuity basis, and the benefits listed in the tables set forth above are not subject to any deduction for Social Security benefits or other offset amounts. Mr. Alibrandi retired from the Company in January 1995 with approximately 25 credited years of service under the Employees' Pension Plan, and receives a retirement benefit under the Employees' Pension Plan and the supplemental plans equal to $27,897 per month. Mr. Louttit left the Company in August 1995 with approximately 16 credited years of service under the Employees' Pension Plan, and will be eligible to receive at age 65 a retirement benefit under the Employees' Pension Plan and the supplemental plans equal to $4,752 per month.

    Directors' Retirement Plan. Each director who is not also an employee of the Company is paid upon the director's retirement from the Board of Directors, for the number of years equaling the director's years of service as a director, an annual payment in quarterly installments in an amount equal to the lesser of (i) one and one-half times the basic annual fee (currently $20,000) payable during the last year of the director's service, or (ii) the total fees actually paid during the last twelve months of the director's service. No payments are paid after the death of a director except to a director's surviving spouse. Death while serving as a director is treated as retirement for purposes of the Directors' Retirement Plan.

    Whittaker Corporation 1992 Stock Option Plan for Non-Employee Directors. The purposes of the Whittaker Corporation 1992 Stock Option Plan for Non-Employee Directors (the "Directors Plan") are to attract and retain highly qualified individuals to serve as directors of the Company, to encourage such directors to acquire an equity interest in the Company in order to align more closely the interests of such directors with those of the Company's stockholders, and to compensate such directors for their contributions to the Company's growth and profitability.

    Each director of the Company who is not an employee of the Company or any of the Company's affiliates is an eligible director under the Directors Plan. There are currently six eligible directors, Messrs. Alibrandi, Benter, Hancock, Muller, Parkos and Stamper.

    On December 29, 1995, each director who was then an eligible director was granted an option under the Directors Plan to purchase 1,000 shares of the Company's Common Stock at a purchase price of $21.75 per share, the fair market value on the date of grant. Recipients of such options were Messrs. Alibrandi, Benter, Hancock, Muller, Parkos and Stamper. On the last business day of December of each year occurring on or before the earlier to occur of (i) the first business day in January in the year 2001 and (ii) the date the shares of the Company's Common Stock are delisted from the New York Stock Exchange, each eligible director, as of each such date, shall be granted an option to acquire 1,000 shares of the Company's Common Stock. In each case the purchase price per share under an option shall be the per share fair market value on the date of grant. Options become exercisable six months from the date of grant, and each option expires on the earlier to occur of (x) 10 years from its date of grant, and (y) one year from the date of termination of service as an eligible director.

    A total of 50,000 shares of the Company's Common Stock may be subject to options granted under the Directors Plan.

    Consulting Arrangement. After his retirement as an executive officer of the Company in 1991 and until March 1995, Mr. Parkos served as a consultant to the Company. His compensation as a consultant was $86,333 during fiscal 1995.

        COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who own more than 10 percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10 percent beneficial owners are required to furnish the Company with copies of all Forms 3, 4 and 5 which they file.

    Based solely on the Company's review of copies of such forms it has received, the Company believes that all of its officers, directors and greater than 10 percent beneficial owners have complied with all filing requirements applicable to them except as follows. On or before December 15, 1995, each of Messrs. Brancati, Cannady, Louttit and Otto were required to file a Form 5 showing, among other things, accumulation of Common Stock allocated to the account of such person in the Company's Partnership Plan, a defined contribution plan. All of such persons inadvertently failed to file a Form 5 by the required date. When the error was discovered, each such person corrected the omission in a Form 5 filed in February 1996.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

    In recognition of the important role of the independent auditor, the Board of Directors has determined that its selection of the independent auditor for the Company should be submitted to the Company's stockholders for ratification on an annual basis. The Board of Directors, upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP to serve as the Company's independent auditor for the fiscal year ending October 31, 1996, subject to ratification by the Company's stockholders. Ernst & Young conducted the audit of the Company's financial statements for the fiscal year ended October 31, 1995. If the appointment is not ratified, the Board of Directors will appoint another firm as the Company's independent auditor for the fiscal year ending October 31, 1996. The Board of Directors also retains the power to appoint another independent auditor for the Company to replace an auditor ratified by the stockholders in the event the Board of Directors determines that the interests of the Company require such a change.

    Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders. Such representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR OF THE COMPANY FOR THE FISCAL YEAR ENDING OCTOBER 31, 1996.

                         STOCKHOLDER PROPOSALS FOR THE
                      1997 ANNUAL MEETING OF STOCKHOLDERS

    Stockholder proposals to be presented at the 1997 Annual Meeting of Stockholders must be received at the Company's executive offices at 1955 North Surveyor Avenue, Simi Valley, California 93063 by October 18, 1996 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

    As of the date of this Proxy Statement, the Company knows of no business other than that described herein that will be presented for consideration at the meeting. If, however, any other business properly shall come before the meeting, the proxy holders intend to vote the proxies in accordance with their best judgment.

                                       By Order of the Board of Directors



                                                   RICHARD LEVIN
                                                     Secretary

February 15, 1996

                          WHITTAKER CORPORATION PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints THOMAS A. BRANCATI and RICHARD LEVIN, or either of them, the proxy or proxies of the undersigned with power of substitution, to vote all shares of stock of Common Stock of Whittaker Corporation held of record by the undersigned as of January 26, 1996 at the Annual Meeting of Stockholders of the Company to be held on Friday, March 22, 1996 at 10:00 A.M., and at any adjournment or adjournments thereof, upon the following matters:

1. ELECTION OF DIRECTORS.
    The Board of Directors recommends a vote "FOR" the nominee listed below.
    [_] FOR the nominee listed below      [_] WITHHOLD AUTHORITY
                                              to vote for the nominee
                                              listed below

                          Nominee: Joseph F. Alibrandi

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING OCTOBER 31, 1996.
 The Board of Directors recommends a vote "FOR" the ratification of Proposal 2.
                 [_] FOR        [_] AGAINST       [_] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.



  PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE

________________________________________________________________________________


--------------------                                    --------------------
    PROXY NUMBER                                           NO. SHARES HELD

  IF PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF OR TO THE EXTENT DIRECTIONS ARE NOT GIVEN, SUCH SHARES WILL BE VOTED FOR THE ELECTION AS A DIRECTOR OF THE NOMINEE NAMED HEREON AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING OCTOBER 31, 1996.

Date: ______, 1996                                    --------------------
                                                           Signature

                                                      --------------------
                                                           Signature

                                                      Please sign exactly
                                                      as your name or
                                                      names appear. Per-
                                                      sons acting in a
                                                      fiduciary capacity
                                                      should so indicate.
                                                      PLEASE NOTE any
                                                      change of address
                                                      and supply any
                                                      missing Zip Code
                                                      number.

                                                      --------------------

                                                      --------------------
                                                              Zip Code No.

                                                      PLEASE DO NOT FOLD OR
                                                      PERFORATE THIS CARD

PLEASE MARK YOUR CHOICE LIKE THIS [] IN BLUE OR BLACK INK.

        PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                             ACCOMPANYING ENVELOPE


Transfer Agent=Mellon Securities
               H--F CC--LR

                          WHITTAKER CORPORATION PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints THOMAS A. BRANCATI and RICHARD LEVIN, or either of them, the proxy or proxies of the undersigned with power of substitution, to vote all shares of stock of Common Stock of Whittaker Corporation held of record by the undersigned as of January 26, 1996 at the Annual Meeting of Stockholders of the Company to be held on Friday, March 22, 1996 at 10:00 A.M., and at any adjournment or adjournments thereof, with respect to the proposals listed hereon in the manner indicated.

    In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

                          (Continued on reverse side)

 PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE

                             FOLD AND DETACH HERE

                                          ANNUAL
                                          MEETING OF
  WHITTAKER CORPORATION                   STOCKHOLDERS

                                          MARCH 22, 1996, 10:00 A.M.

                                          Ronald Reagan Presidential Library
                                          40 Presidential Drive
                                          Simi Valley, California

If properly executed, the shares represented by this proxy          PLEASE  [X]
will be voted in the manner directed herein by the                   MARK
undersigned stockholder. If or to the extent directions              YOUR
are not given, such shares will be voted for the election          VOTES AS
as a director of the nominee named hereon, and for                 INDICATED
ratification of the appointment of Ernst & Young LLP as             IN THIS
the Company's independent auditor for the fiscal year               EXAMPLE
ending October 31, 1996.

                   PLEASE DO NOT FOLD OR PERFORATE THIS CARD

1. ELECTION OF DIRECTORS

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEE LISTED BELOW.

   Nominee: Joseph F. Alibrandi    FOR          AGAINST         ABSTAIN
                                   [ ]            [ ]             [ ]


2. Proposal to Ratify the Appointment of Ernst & Young LLP as the Company's Independent Auditor for the Fiscal Year Ending October 31, 1996

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF PROPOSAL 2

                                   FOR          AGAINST         ABSTAIN
                                   [ ]            [ ]             [ ]


                                         DATED:                       , 1996
                                                ----------------------

                                         -------------------------------------
                                                       SIGNATURE

                                         -------------------------------------
                                                       SIGNATURE

                                         Please sign exactly as your name or
                                         names appear. Persons acting in a
                                         fiduciary capacity should so indicate.
                                         PLEASE NOTE any change of address and
                                         supply any missing ZIP code number.

                                         -------------------------------------

                                         -------------------------------------
                                                                 ZIP code no.

                             FOLD AND DETACH HERE

                               ADMISSION TICKET


                                ANNUAL MEETING
                                      OF
                      WHITTAKER CORPORATION STOCKHOLDERS

                            FRIDAY, MARCH 22, 1996
                                  10:00 A.M.
                      RONALD REAGAN PRESIDENTIAL LIBRARY
                             40 PRESIDENTIAL DRIVE
                            SIMI VALLEY, CALIFORNIA

                             WHITTAKER CORPORATION

                           PARTNERSHIP PLAN ("PLAN")
                               INSTRUCTION CARD

    TO: THE CHARLES SCHWAB TRUST COMPANY ("SCHWAB"), TRUSTEE UNDER THE PLAN

     Schwab is hereby instructed to vote the appropriate number of shares of Whittaker Corporation Common Stock which represents my proportionate interest in the Plan at the Annual Meeting of Stockholders of Whittaker Corporation to be held on March 22, 1996, and at any adjournment thereof, with respect to the proposals listed hereon in the manner indicated.

                          (Continued on reverse side)

 PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE

                             FOLD AND DETACH HERE

                                          ANNUAL
                                          MEETING OF
  WHITTAKER CORPORATION                   STOCKHOLDERS

                                          MARCH 22, 1996, 10:00 A.M.

                                          Ronald Reagan Presidential Library
                                          40 Presidential Drive
                                          Simi Valley, California

I understand that in the absence of instructions you will vote the shares represented by this proxy on the listed proposals and on other business which properly may come before the meeting proportionately in the same manner as those shares for which instructions are received.

                                                                    PLEASE  [X]
                                                                     MARK
                                                                     YOUR
                                                                   VOTES AS
                                                                   INDICATED
                                                                    IN THIS
                                                                    EXAMPLE

                   PLEASE DO NOT FOLD OR PERFORATE THIS CARD

1. ELECTION OF DIRECTORS

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEE LISTED BELOW.

   Nominee: Joseph F. Alibrandi       FOR         AGAINST         ABSTAIN
                                      [ ]           [ ]             [ ]


2. Proposal to Ratify the Appointment of Ernst & Young LLP as the Company's Independent Auditor for the Fiscal Year Ending October 31, 1996

                                      FOR         AGAINST         ABSTAIN
                                      [ ]           [ ]             [ ]

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF PROPOSAL 2.

                                                DATED:                   , 1996
                                                      -------------------

                                                --------------------------------
                                                           SIGNATURE

                                                --------------------------------
                                                           SIGNATURE

                                                Please sign exactly as your name
                                                or names appear. Persons acting
                                                in a fiduciary capacity should
                                                so indicate. PLEASE NOTE any
                                                change of address and supply any
                                                missing ZIP code number.

                                                --------------------------------

                                                --------------------------------
                                                                   ZIP code no.

                             FOLD AND DETACH HERE

                               ADMISSION TICKET


                                ANNUAL MEETING
                                      OF
                      WHITTAKER CORPORATION STOCKHOLDERS

                            FRIDAY, MARCH 22, 1996
                                  10:00 A.M.
                      RONALD REAGAN PRESIDENTIAL LIBRARY
                             40 PRESIDENTIAL DRIVE
                            SIMI VALLEY, CALIFORNIA